UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2023

Blackstone Real Estate Income Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55931	81-0696966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

345 Park Avenue
New York, New York 10154
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(212) 583-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sale of Equity Securities

Regents of the University of California Transaction

The Regents of the University of California (“UC Investments”) subscribed for an additional 33,916,700.583 Class I shares of Blackstone Real Estate Income Trust, Inc. (the “Company”) for a total purchase price of $500 million. This new investment is expected to close on March 1, 2023, and is being made at the Company’s March 1, 2023 public offering price with fees and terms consistent with existing stockholders. The offer and sale of the shares are exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2).

This new investment will have the same structure, terms, and fees as UC Investments’ initial $4 billion investment that the Company announced on January 3, 2023, including an effective 6-year minimum hold period, and Blackstone Inc. will contribute an incremental $125 million of its current Company holdings into its long-term strategic venture with UC Investments.

Class C Common Stock

On February 13, 2023, the Company sold unregistered shares (the “Shares”) of the Company’s Class C common stock to a feeder vehicle primarily created to hold the Company's Class I common stock and Class C common stock, which in turn offers interests in itself to certain non-U.S. persons. The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) and Regulation S thereunder. The following table details the Shares sold to such feeder vehicle:

Date of Unregistered Sale	Number of Class C Common Shares Issued to Feeder Vehicles	Consideration
February 13, 2023	14,202	$209,370

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

Date: February 17, 2023
	By:	/s/ Leon Volchyok
	Name:	Leon Volchyok
	Title:	Chief Legal Officer and Secretary